Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Increased Sales and Earnings

March 30, 2007	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries completed the quarter ended February 28, 2007 with net income of $387,649 or $.14 per fully diluted share compared to net income of $197,776 or $.07 per fully diluted share for the same quarter in the prior fiscal year, a 96% increase.  Income before provision for income taxes for the quarter ended February 28, 2007 was $644,649 compared to $262,276 for the fiscal quarter ended February 28, 2006.  The Company’s provision for income taxes for the quarter ended February 28, 2007 increased to $257,000 from $64,500 for the same period in fiscal 2006.

Sales increased to $2,970,877 for the quarter ended February 28, 2007 compared to $2,707,123 in the same period last year, a 9.7% increase.  Gross profits for the quarter ended February 28, 2007 were $1,720,712 versus $1,413,647 in the same period last year, a 21.7 % increase.  Gross profits, as a percentage of sales, for this fiscal quarter were 57.9% compared to 52.2% in the same quarter in the prior fiscal year as the sales increase was due to sales of higher margin Measurement segment products.  Operating expenses were $1,120,435 during the quarter ended February 28, 2007 a slight decrease from $1,172,835 for the same quarter in the prior fiscal year.

Wayne Case, President and CEO of Schmitt Industries, said: “We are pleased to see the growth in both sales levels and profits.  The 44% growth in our Measurement sales for the quarter is especially impressive.  The higher Measurement segment sales are attributed predominately to new surface measurement customers in Japan and Asia and increasing sales in North America of dimensional sizing products which grew 7% in the fiscal quarter ended February 28, 2007 compared to the quarter ended February 28, 2006.  We did, however, experience a (11.4%) sales decline in the North American SBS Balancer segment during the quarter.  General economic data indicates a slowing in the growth of business capital spending on orders and shipments of equipment other than high-tech and transportation equipment.  These economic conditions in the worldwide automotive, bearing and aircraft industries and its impact on the machine tool industry are the reason for softening SBS Balancer orders.  Machine tool industry customers are cautiously optimistic regarding short term demand for grinding machines although the recent weakness in industrial production and business conditions in North America indicate growth rates for their products which incorporate the SBS Balancer segment product line will be lower than those experienced over the past three years.  Market demand in Asia for the SBS Balancer segment products remains strong with that region showing a 29.3% increase for the three months ended February 28, 2007 compared to the three months ended February 28, 2006.  Worldwide SBS Balancer sales for the nine months ended February 28, 2007 are 3.3% ahead of the sales levels experienced in the same period in the previous fiscal year.”

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com